Exhibit 10.5

[Date]

Director Name

Dear Name:

Effective upon your re-election to the Anadarko Board of Directors (the “Board”) by our stockholders on                     , you were granted              Restricted Shares, which are scheduled to vest on the fifth anniversary from the date of grant. Provided you remain a member of the Board until [fifth anniversary of the date of grant] (“Vesting Period”), all Restricted Shares will vest.

These Restricted Shares are subject to all terms and conditions of the Company’s 2008 Director Compensation Plan (the “Plan”), the summary (prospectus) of the Plan and the provisions of this letter. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. A copy of the plan summary is attached for your reference.

At the end of the Vesting Period, the Restricted Shares that vest on such date shall be delivered to you in the form of unrestricted shares of Anadarko common stock (less any shares that may be required to be withheld to satisfy any applicable Company tax withholding obligations). At that time, your shares of common stock will be either delivered to you in certificate form or deposited into a brokerage account of your choice.

If you voluntarily resign from the Board, all of your unvested Restricted Shares will be immediately forfeited. If your service on the Board is terminated as a result of death or a Permanent Disability (as defined in the Plan) all of your unvested Restricted Shares will immediately vest. In addition, in the event of a Change of Control (as defined in the Plan), all of your unvested Restricted Shares will immediately vest, unless you continue to serve as a member of the Board or on the board of directors of the Company’s successor and in that event, such Restricted Stock shall continue to vest as provided under this Award Agreement.

Your Restricted Shares may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions. You will have voting rights and receive dividends during the restricted period. Your Restricted Shares shall be counted toward your stock ownership requirements. Once your Restricted Shares have vested and shares of Anadarko common stock have been delivered to you (whether in certificate or book-entry form), you are free to sell, gift or otherwise dispose of such shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy.

Please note that this letter serves as your Award Agreement and is for your personal files. You are not required to sign and return any documents.

If you have any questions on this grant, please call                              at                             .

Sincerely,